Exhibit 32.2

Written Statement of the Vice President, Chief Financial Officer and
Secretary of Bandag, Incorporated Pursuant to 18 U.S.C. § 1350

        Solely for the purposes of complying with 18 U.S.C. § 1350, I, the undersigned Vice President, Chief Financial Officer and Secretary of Bandag, Incorporated (the “Company”), hereby certify, based on my knowledge, that the Annual Report on Form 10-K of the Company for the year ended December 31, 2004, as amended by Amendment No. 1 (the “Report”), fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Warren W. Heidbreder
Warren W. Heidbreder Vice President, Chief Financial Officer March 4, 2005